EXHIBIT 21.1

SUBSIDIARIES

Name                    Location                    Doing Business as

Energy Focus LED Solutions, LLC        Solon, Ohio                    Energy Focus LED Solutions, LLC

Energy Focus Europe, LTD        Thatcham, Berkshire, United Kingdom        Energy Focus Europe, LTD